Inbound Q and A

1- What am I being asked to vote on?

A proposed change to the Fund’s investment objective that was approved by the Fund’s Board of Directors. Under the proposal, the Fund’s new investment objective would be to seek long-term growth of capital through investments primarily in the common stocks of companies located (or with primary operations) in the emerging market countries of Europe.

Additionally, if the Fund’s new investment objective is approved, the Board of Directors has also approved changing the Fund’s name to the “T. Rowe Price Emerging Europe Fund” to better reflect its new investment objective.

2- When and where will the meeting be held?

The meeting will be held on Wednesday, February 8, 2012, at 8:00 a.m., Eastern Time, in the office of the Fund at 100 East Pratt Street, Baltimore, Maryland 21202.

3- Will this proposal increase fees?

No. There will be no increase in fees or tax liabilities associated with the passing of this proposal.

4- How should I vote?

The Board unanimously recommends that shareholders vote for the proposal.

5- I no longer own any shares.  Why did I receive this mailing?

Because you were a holder as of the record date, you are entitled to vote the shares regardless of whether you currently own shares. The record date for this meeting was November 10th, 2011.

6- I only own a few shares. Is it necessary that I vote?

Every vote is important to the Fund and helps bring the Fund a step closer to holding the meeting. If not enough votes are received, the shareholder meeting may have to be adjourned.   This would require the Fund to set a new meeting date and resolicit proxies from shareholders, all of which could increase fund expenses.

7- How do I vote my shares?

There are several ways that you can vote:

- Touchtone – 1-800-545-3393

- Internet – www.kingproxy.com/troweprice

- Mail

- or, I can assist you by recording your vote.

8- I  want to cast my vote.  (refer to script below)

                                                                                                                                                                   In order to record your vote, I will be recording this portion of the call. Do I have your permission?

Here is how we will proceed. I will ask you to verify your full name and address and that you have received the proxy materials. You will be mailed a letter confirming your vote, which will tell you how to make any changes, if you wish.

Begin the Vote

First, I’ll reintroduce myself. My name is ___________. I am with D. F. King & Co., Inc. acting on behalf of the T. Rowe Price Emerging Europe & Mediterranean Fund. Today’s date is_________ and the time is__________.

May I please have your full name?

 [If shareholder is an entity: May I please have your title?] (If  there is more than one name on the account, please ask the caller to identify the other names on the account.)

May I please have your address?

Have you received the proxy materials for the Special Meeting?

The Board recommends that you vote FOR  the proposal. Would you like to vote in favor of the proposal as recommended by the Board and as described in the proxy statement?

FOR----AGAINST---ABSTAIN

CLOSING

I have recorded your vote.  You have voted __________. Is that correct? D.F. King will submit your voting instructions as your voting agent. You will receive a letter confirming your vote. If you have any questions or wish to change your vote, please call us at 1-800-545-3393         . Thank you for your time and thank you for voting.